Dennis Shogren	Ken Cragun	Phil Bourdillon/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8800	(951) 943-8889	(310) 208-2550

MODTECH HOLDINGS, INC. RECEIVES
NASDAQ NOTICE OF NON-COMPLIANCE

— Provides Update on Business —

Perris, Calif.—July 21, 2008—Modtech Holdings, Inc., (Nasdaq: MODT) today announced that its shares will be quoted on the OTC Bulletin Board beginning July 24, 2008. The company received a Nasdaq Staff Determination Letter on July 15, 2008, indicating that it had failed to regain compliance with the $1 per share minimum bid price required for continued listing on The Nasdaq Global Market. Continued inclusion on The Nasdaq Global Market also requires the market value of its publicly traded shares to be at least $5 million, a threshold not currently met. The company has decided not to appeal the Nasdaq Staff's determination.

The company further announced that since the start of the second quarter it has booked approximately $11 million in new business, the majority of which is expected to be completed by the end of 2008.

"Moreover," said Dennis Shogren, president and chief executive officer, "there is approximately $16 million of business in the military, government, and commercial sectors for which we are either the apparent low bidder, or for which we have received a notice of intent to award pending final approval.

"This potential new business is important not simply in its own right," said Shogren, "but also because it points to our efforts to diversify our product line beyond the education market, which continues to languish in light of curtailed spending on school construction."

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and Florida. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

For more information please contact Modtech Holdings Inc at 888-929-0998 or www.modtech.com.

Forward-looking Statements:
Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the company assumes no obligation to update such statements.

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